Filed Pursuant To Rule 424(b)(3)
File Number 333-175596

MICHAEL FOODS GROUP, INC.

SUPPLEMENT NO. 27 TO

MARKET-MAKING PROSPECTUS DATED AUGUST 8, 2011

THE DATE OF THIS SUPPLEMENT IS MAY 9, 2014

ON MAY 8, 2014, MICHAEL FOODS GROUP, INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED MAY 8, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-173400	20-0344222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 CARLSON PARKWAY SUITE 400 MINNETONKA, MINNESOTA	55305
(Address of principal executive offices)	(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On May 8, 2014, Michael Foods Group, Inc. (the “Company”) issued a news release to the Company’s debtholders pertaining to the Company’s financial results for the first quarter of 2014. A copy of the news release issued by the Company in connection with this Current Report on Form 8-K under Item 9.01 is attached hereto as Exhibit 99.1 and incorporated by reference herein. The information in this Form 8-K shall not be deemed “Filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	News release issued by the Company on May 8, 2014.

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 8, 2014	MICHAEL FOODS GROUP, INC.

	By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
Its: Chairman and Chief Executive Officer

3

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News release issued by the Company on May 8, 2014.

4

Exhibit 99.1

Contact:

Mark Westphal

Senior Vice President and

Chief Financial Officer

(952) 258-4000

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, MN, May 8—Michael Foods Group, Inc. today reported financial results for the first quarter of 2014.

Net sales for the quarter ended March 29, 2014 were $474 million, compared to $484.3 million in 2013, a decrease of 2.1%. Net earnings for the quarter ended March 29, 2014 were $1.7 million, compared to $14.2 million in 2013.

Earnings before interest, taxes, depreciation, amortization (“EBITDA”) and other adjustments (“adjusted EBITDA,” as defined in the Company’s credit facility) for the quarter ended March 29, 2014 were $48.2 million, compared to $67.2 million in 2013.

Michael Foods Group, Inc. uses adjusted EBITDA as a measurement of financial results, as an indication of the relative strength of its operating performance, and to determine incentive compensation levels. Management believes that EBITDA and adjusted EBITDA provide potential investors with useful information with which to analyze and compare with other companies in our industry our operating performance and our ability to service debt.

Certain items contained in this release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release, including the factors described under “Risk Factors” in our 2013 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 21, 2014. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this release include changes in domestic and international economic conditions.

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Corporate	Total
Three months ended March 29, 2014
External net sales	$349,104	$42,409	$82,526	$—	$474,039
Net earnings (loss)	8,891	1,509	(233)	(8,473)	1,694
Adjusted EBITDA	41,728	5,875	2,916	(2,344)	48,175

Three months ended March 30, 2013
External net sales	$345,321	$41,846	$97,104	$—	$484,271
Net earnings (loss)	16,225	2,848	3,560	(8,390)	14,243
Adjusted EBITDA	52,262	8,144	8,957	(2,122)	67,241

Adjusted EBITDA is a financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles net earnings (loss) to adjusted EBITDA for the three-month period ended March 29, 2014 (unaudited, in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Corporate	Total
Net earnings (loss)	$8,891	$1,509	$(233)	$(8,473)	$1,694
Unrealized loss on currency transactions (a)	541	—	—	—	541

Consolidated net earnings (loss)	9,432	1,509	(233)	(8,473)	2,235
Interest expense	51	15	—	21,129	21,195
Intercompany interest expense (income)	6,458	451	984	(7,893)	—
Income tax expense (benefit)	4,948	518	50	(4,476)	1,040
Depreciation and amortization	18,042	2,859	1,742	—	22,643
Non-cash and stock option compensation	—	—	—	533	533
Costs associated with permitted acquisition	179	—	—	—	179
Equity sponsor management fee	—	—	—	693	693
Expenses related to industrial revenue bonds guaranteed by certain of our subsidiaries	106	—	—	—	106
Unrealized gain on swap contracts	(449)	—	—	—	(449)
Intercompany allocation of corporate admin costs	2,961	523	373	(3,857)	—

Adjusted EBITDA, as defined in the credit agreement	$41,728	$5,875	$2,916	$(2,344)	$48,175

(a)	The unrealized loss on currency transactions relates to an intercompany note receivable denominated in Canadian currency due from our Canadian subsidiary, MFI Food Canada Ltd.

The following table reconciles net earnings (loss) to adjusted EBITDA for the three-month period ended March 30, 2013 (unaudited, in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Corporate	Total
Net earnings (loss)	$16,225	$2,848	$3,560	$(8,390)	$14,243
Unrealized loss on currency transactions (a)	377	—	—	—	377

Consolidated net earnings (loss)	16,602	2,848	3,560	(8,390)	14,620
Interest expense	101	77	—	21,656	21,834
Intercompany interest expense (income)	6,697	467	1,021	(8,185)	—
Income tax expense (benefit)	8,601	1,326	2,130	(5,070)	6,987
Depreciation and amortization	18,090	2,885	1,764	1	22,740
Non-cash and stock option compensation	—	—	—	535	535
Unusual charges	—	—	—	157	157
Equity sponsor management fee	—	—	—	646	646
Expenses related to industrial revenue bonds guaranteed by certain of our subsidiaries	115	—	—	—	115
Unrealized gain on swap contracts	(393)	—	—	—	(393)
Intercompany allocation of corporate admin costs	2,449	541	482	(3,472)	—

Adjusted EBITDA, as defined in the credit agreement	$52,262	$8,144	$8,957	$(2,122)	$67,241

(a)	The unrealized loss on currency transactions relates to an intercompany note receivable denominated in Canadian currency due from our Canadian subsidiary, MFI Food Canada Ltd.

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.

Consolidated statements of earnings are as follows:

Michael Foods Group, Inc.

Consolidated Statements of Earnings

For the three-month periods ended March 29, 2014 and March 30, 2013

(In thousands)

	2014	2013
Net sales	$474,039	$484,271
Cost of sales	407,113	397,803

Gross profit	66,926	86,468

Selling, general and administrative expenses	42,451	42,528

Operating profit	24,475	43,940

Interest expense, net	21,193	21,823
Unrealized loss on currency transactions	541	377

Earnings before income taxes and equity in losses of unconsolidated subsidiary	2,741	21,740

Income tax expense	1,040	6,987
Equity in losses of unconsolidated subsidiary	7	510

Net earnings	$1,694	$14,243

	March 29, 2014	December 28, 2013
Selected Balance Sheet Information:

Cash and equivalents	$42,289	$60,677

Accrued interest	$12,007	$22,534

Long-term debt, including current maturities	$1,170,049	$1,171,062

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05-08-14